Exhibit 99.1

Lime Energy Names Adam Procell President and Chief Operating Officer

Huntersville, North Carolina, September 26, 2013 — Lime Energy Co. (NASDAQ: LIME), the nation’s leading provider of energy efficiency for small businesses, announced today the promotion of Adam Procell to President and Chief Operating Officer.  He will report to John O’Rourke, Lime’s Chief Executive Officer.

Mr. Procell joined Lime Energy in 2009 and has served the company as a Divisional President and as Vice President of Sales and Marketing.  He led the development of Lime’s Utility Programs business, which provides cost-effective energy efficiency resources for utility clients through programs serving their small and mid-sized business customers.  Following the sale of their ESCO business unit earlier this year, Lime announced their intent to focus on their Utility Programs business.

“This promotion is acknowledgement of the fact that Adam has been instrumental in building our utility programs business and positioning us as a leader in the small business direct install market,” said John O’Rourke, Lime Energy’s CEO.

Mr. Procell is a veteran of the energy efficiency industry, with over 25 years of experience in energy efficiency, renewable energy and sustainability.  He previously spent 12 years with AECOM Technology Corporation (ACM: NYSE), where he most recently served as the National Director of Energy Efficiency & Carbon Management.  Mr. Procell served as the Chairman of the National Association of Energy Services Companies (NAESCO), and he has been active in working with public officials to develop regulations and legislation for a clean energy future.  Mr. Procell received his BS in Interdisciplinary Engineering and Management from Clarkson University in Potsdam, NY.

About Lime Energy Co.

Lime Energy is building a new energy future.  As a leading national provider of energy efficiency for small business customers, Lime designs and implements direct install programs for our utility clients which consistently exceed program savings goals.  Our award-winning, integrated services programs provide utilities with reliable energy efficiency resources while delivering the highest levels of customer satisfaction.  This next generation approach is helping utilities across the country to go deeper and broader with the cheapest, cleanest and fastest energy resource that we have — energy efficiency.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including statements that reflect Lime Energy’s current expectations about its future results, performance, prospects and opportunities. Lime Energy has tried to identify these forward-looking statements by using words and phrases such as “may,” “expects,” “anticipates,” “believes,” “hope,” “intends,” “estimates,” “plan,” “should,” “typical,” “preliminary,” or similar expressions. These forward-looking statements are based on information currently available to Lime Energy and are subject to a number of risks, uncertainties and other factors that could cause Lime Energy’s actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward- looking statements. These risks include those described in Lime Energy’s most recent Annual Report on Form 10-K or as may be described from time to time in Lime Energy’s subsequent SEC filings; such factors are incorporated here by reference.